UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 21, 2009

INTERACTIVE BROKERS GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33440	30-0390693
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Pickwick Plaza, Greenwich, CT 06830

(Address of Principal Executive Offices) (Zip Code)

(203) 618-5800

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 17, 2009, the Company’s Board of Directors, upon the recommendation of its Nominating and Corporate Governance Committee, elected Robert W. Trudeau as a new director of the Company effective September 1, 2009, and increased the size of the Board to eight members.

There is no arrangement or understanding between Mr. Trudeau and any other persons pursuant to which Mr. Trudeau was elected as a director of the Company.

Mr. Trudeau is a general partner of Technology Crossover Ventures (“TCV”), a private equity and venture capital firm. According to various Section 16 filings filed with the Securities and Exchange Commission (“SEC”), TCV and its related investment funds own 5,000,000 shares of the Company’s Class A common stock (“Common Stock”). This represents approximately 12.1% of the Company’s total outstanding shares of Common Stock, based on 41,214,498 shares of Common Stock outstanding as reported in the Company’s Form 10-Q filed with the SEC on August 10, 2009.

The Company believes that Mr. Trudeau qualifies as an independent director under Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers and Item 407(a)(1) of Regulation S-K. As a result of Mr. Trudeau’s election as a director of the Company, the Company will have eight directors, four of whom meet the independence requirements of the NASDAQ Global Select Market.

Mr. Trudeau has been a General Partner of TCV since 2005.  He is the head of TCV’s Financial Technology Sector.  Prior to joining TCV, he served as a Principal of General Atlantic Partners from 2003 to 2005, Managing Director of iFormation Group from 2000 to 2002 and Manager at The Boston Consulting Group from 1995 to 2000.  He earned his M.B.A. from The University of Western Ontario in 1995 and his B.A.H. degree from Queens University in 1991.  He currently serves on the Boards of Risk Metrics Group, Inc., MarketAxess Holdings Inc., FxAll, RJ O’Brien and Trading Screen.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 21, 2009

INTERACTIVE BROKERS GROUP, INC.

By:	/s/ Thomas Peterffy
Name:	Thomas Peterffy
Title:	Chairman, Chief Executive Officer and President